As filed with the Securities and Exchange Commission on October 12, 2010             Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Allianz Life Insurance Company of North America
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	41-1366075 (I.R.S. Employer Identification No.)

5701 Golden Hills Drive
Minneapolis, MN 55416
(800) 950-5872
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stewart D. Gregg, Esq.
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416
(763) 765-2913
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                         [   ]                                Accelerated filer                     [   ]
Non-accelerated filer                                           [X]                                Smaller reporting company   [   ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Contingent Individual Deferred Fixed Annuity Contract	*	*	$10,000,000	$713

*
The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART I - PROSPECTUS

ALLIANZ [NAME TO BE ADDED UPON AMENDMENT] ANNUITY

CONTINGENT INDIVIDUAL DEFERRED FIXED ANNUITY CONTRACT

ISSUED BY

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

5701 GOLDEN HILLS DRIVE, MINNEAPOLIS, MN 55416

(800) 624-0197

The information in this prospectus is not complete and may be changed. We cannot sell the Allianz [NAME TO BE ADDED UPON AMENDMENT] Annuity until the Registration Statement filed with the Securities and Exchange Commission for this annuity is effective. This prospectus is not an offer to sell this Contract and is not soliciting an offer to buy the Contract in any state where the offer or sale is not permitted.

For your convenience we have included a glossary at the back of this prospectus that defines key, capitalized terms that are used in this prospectus.

This prospectus describes a contingent individual deferred fixed annuity contract (Contract) issued by Allianz Life Insurance Company of North America (Allianz Life, we, us, our). This Contract is for individuals who have an investment advisory account (Designated Account) managed by the financial institution identified as the Selling Firm in this prospectus.

We designed this Contract for individuals who desire to invest in mutual funds while receiving a guaranteed lifetime income stream that protects against poor investment performance in their Designated Account and/or living longer than expected. The income stream begins when an individual requests to begin withdrawals from their Designated Account and lasts until the account is fully depleted. Then this contract continues the retirement income stream by offering a guarantee of future lifetime retirement income when you deplete your Designated Account assets (the Monthly Benefit), or the option to select Fixed Annuity Payments at any time. To receive the guaranteed Monthly Benefit you must invest your Designated Account in mutual funds according to certain rules established by the Program Sponsor (Program Rules), and you must meet certain Contract requirements as described in this prospectus. If you do not, we may reduce the guaranteed benefits or your Contract may end.

We structured the Contract to allow annual withdrawals up to a certain maximum (the Permitted Withdrawal Limit). If you take withdrawals that are not Permitted Withdrawals, we reduce your Contract’s guaranteed values “proportionately.” This means we may reduce guaranteed values by more than the amount you withdraw. If your withdrawal exceeds certain limits, your Contract may end.

This prospectus provides important information that you should know before purchasing a Contract; please keep it for future reference.

NOTE: The Contract does not provide a cash value or death benefit. However, an individual’s Designated Account has a value prior to depletion.

The Contract is not a bank deposit or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the Contract is subject to certain risks. For more information, see section 2, Risk Factors.

We offer the Contract through our affiliated broker-dealer Allianz Life Financial Services, LLC (Allianz Financial), which is the principal underwriter. Allianz Financial is not required to sell any specific number or dollar amount of Contracts. The mutual funds available for investment in your Designated Account under the Program Rules are advised by Pacific Investment Management Company LLC (PIMCO), which is affiliated with us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Dated: [TO BE ADDED UPON AMENDMENT], 2010

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

TABLE OF CONTENTS
1.Summary .................................................................................3
How Does the Contract Work?....................................... 3
What is the Benefit Base and Why Is It Important? .....3
How Do We Calculate Your Contract’s Guarantees? 3

Can I See an Example Of How the Contract Works? ..6
2.Risk Factors ...........................................................................6
If the Program Sponsor’s Program Rules No Longer

3.Important Points You Should Consider Before

Change of Owner(s), Covered Person(s) or Annuitant 9

Processing Investments and Withdrawals That Occur

Annual Increases to Your Permitted Withdrawal Limit 17
Cancelling a Permitted Withdrawal or an Excess

When the Designated Account Value Falls Below the
Required Minimum ........................................................18
The Monthly Benefit and Monthly Benefit Start Date 19
If the Younger Covered Person Has Not Reached the

Reinstating Your Contract if It Ends Because You Did

Security Ownership of Certain Beneficial Owners and
Management .......................................................................24
Transactions with Related Persons, Promoters, and
Certain Control Persons 24
15.Selected Financial Data .....................................................24
Management’s Discussion and Analysis of Financial
Condition and Results of Operations (For the 12 month

Appendix A: Calculating the Values Available Under
the Contract ..........................................................................27
Glossary ......................................................................................28

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

1.	SUMMARY

You should read the entire prospectus carefully. Please see the glossary at the back of this prospectus for definitions of key, capitalized terms.

How Does the Contract Work?

We issue this Contract as a contingent individual deferred fixed annuity contract.

•	It is “contingent” because we only pay the Monthly Benefit if certain events take place, which may never occur.

•	It is “deferred” because we do not pay the Monthly Benefit to you until a future date, if you receive it at all.

•	It is “fixed” because the amount of the Monthly Benefit does not change.

The Contract provides an insurance guarantee to pay you lifetime retirement income (the Monthly Benefit) in the event your Designated Account Value falls below a certain amount (the Required Minimum) while the Contract is in effect, subject to certain conditions. When we refer to your Designated Account, we mean your investment account with your Selling Firm. The Contract also offers the option to select Fixed Annuity Payments at any time, instead of receiving the Monthly Benefit.

To purchase a Contract, you must invest your Designated Account Assets in mutual funds registered with the Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933, and your mutual fund allocations must comply with your Program Sponsor’s Program Rules. The Program Sponsor establishes the Program Rules, but the Program Sponsor may modify these rules to meet our guidelines for issuing the Contracts. These rules restrict both your selection of mutual funds, and how much you can allocate to certain mutual funds. Currently, the mutual funds available and the maximum permitted allocations are as follows:

PIMCO Global Multi-Asset Fund	0 to [TO BE ADDED UPON AMENDMENT]%
PIMCO Total Return Fund	0 to 100%
PIMCO Money Market Fund	0 to 100%

Each of these mutual funds is advised by PIMCO, which is an affiliate of ours. For newly issued Contracts in the future, a PIMCO subsidiary may also act as a Program Sponsor or a Selling Firm.

The minimum initial Designated Account Investment is $75,000. You can make additional Investments until you begin receiving the Monthly Benefit, subject to the maximum permitted contribution, which is $1 million. If you exceed this amount, your Contract may end.

If you do not keep your money invested continually in a currently approved Designated Account, pay all Contract charges when they are due, and meet all of the Program Sponsor’s Program Rules and Contract requirements, we may reduce your guaranteed valu6767es significantly and in some cases the Contract may end.

The Contract is separate from your Designated Account. The Contract is an agreement between you and us. Your Designated Account is an investment account unrelated to the Contract subject to your agreement with the Selling Firm (except through the Monthly Benefit calculation as indicated above). We have no responsibility for the performance of your Designated Account.

You own your Designated Account assets, not us. You can sell your Designated Account assets at any time without our permission. If you remove assets from your Designated Account, however, your Contract may end.

What is the Benefit Base and Why Is It Important?

Your Benefit Base is one of the primary factors we use to calculate your Quarterly Charge, Permitted Withdrawal Limit, and Monthly Benefit. It increases or decreases based upon various factors.

How Do We Calculate Your Contract’s Guarantees?

We calculate your Contract guarantees and Quarterly Charges by reference to the Benefit Base. On the Contract Date, your Benefit Base is equal to your Designated Account Value. Before you request to begin taking regular withdrawals (the Withdrawal Start Date) or annuity payments (the Annuity Date), the Benefit Base is equal to the Maximum Anniversary Value.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

When you purchase the Contract, the Maximum Anniversary Value is equal to your Designated Account Value. We recalculate your Maximum Anniversary Value each time you make an additional Investment or take an Excess Withdrawal. We consider all withdrawals you take before the Withdrawal Start Date to be Excess Withdrawals. In addition, on each Contract Anniversary before the older Covered Person reaches age 91, we compare your Maximum Anniversary Value to the Designated Account Value and increase your Maximum Anniversary Value to equal this Designated Account Value if it is greater.

You begin taking Permitted Withdrawals on a Withdrawal Start Date that you specify. This can occur immediately, or a number of years after you purchase your Contract. On the Withdrawal Start Date, we compare your Benefit Base (which is the Maximum Anniversary Value) to the Designated Account Value and increase your Benefit Base to equal this Designated Account Value if it is greater. We also calculate your Permitted Withdrawal Limit, which is a combination of your Benefit Base and the then-current “withdrawal percentage.” We base the withdrawal percentage on the then-current treasury rate (the Ten-year U.S. Constant Maturity Treasury rate), and we may base it on the age of the younger Covered Person. For more information, see section 8, Accessing Your Designated Account – The Permitted Withdrawal Limit. From this point on, we no longer calculate the Maximum Anniversary Value and we consider the amount of any withdrawal you take above the Permitted Withdrawal Limit to be an Excess Withdrawal.

After the Withdrawal Start Date and until we begin paying the Monthly Benefit or Fixed Annuity Payments, your Benefit Base only changes if you take an Excess Withdrawal, you make an additional Investment, or if we increase your Permitted Withdrawal Limit. Excess Withdrawals reduce your Contract’s guarantees proportionately by the Percentage of Designated Account Value withdrawn.

We may increase your Permitted Withdrawal Limit on each Contract Anniversary before the older Covered Person reaches age 91 if the Designated Account Value increases and/or the withdrawal percentage increases. If we increase your Permitted Withdrawal Limit, we also increase or decrease your Benefit Base to equal the Designated Account Value. This may increase or decrease your Benefit Base. For example, suppose during one Contract Year your Permitted Withdrawal Limit is $4,000 based on a Permitted Withdrawal percentage of 4% and a Benefit Base of $100,000. If on the Contract Anniversary your Designated Account Value is $90,000 and you were eligible for a Permitted Withdrawal percentage of 5%, we would decrease your Benefit Base to $90,000 in order to provide you with a higher Permitted Withdrawal Limit of $4,500 based on your new Permitted Withdrawal percentage of 5%.

We no longer calculate the Benefit Base once we begin paying you the Monthly Benefit or Fixed Annuity Payments.

NOTE: Your Benefit Base is not a cash value and is not available to you as such. While we establish the Benefit Base in part upon your Designated Account Value, it is not a guarantee of Designated Account Value.

How and When Can I Take Withdrawals?

From the Contract Date until we begin paying you the Monthly Benefit or Fixed Annuity Payments you can take withdrawals. We consider withdrawals you take before the Withdrawal Start Date to be Excess Withdrawals. We designed the Contract so that, on and after the Withdrawal Start Date, you can take a certain amount of money each Contract Year (the Permitted Withdrawal Limit) without negatively impacting the Contract’s guarantees (the Benefit Base and the Monthly Benefit).

You can begin taking Permitted Withdrawals from your Designated Account on a regular basis once the younger Covered Person reaches the Exercise Age (which is currently age 65), but you must first send us Notice. The Withdrawal Start Date is the Business Day we receive your Notice and establish the Permitted Withdrawal Limit. We base your Permitted Withdrawal Limit on the current Benefit Base and the current withdrawal percentage. We base the withdrawal percentage on the current treasury rate, which we calculate by reference to the Ten-year U.S. Constant Maturity Treasury rate from the end of the last Business Day of the prior week. We may also base the withdrawal percentage on the age of the younger Covered Person.

Any part of the Permitted Withdrawal Limit that you do not withdraw in a Contract Year does not carry over to the next Contract Year. If you withdraw more than the Permitted Withdrawal Limit, we consider that to be an Excess Withdrawal. All withdrawals you take before the Withdrawal Start Date are Excess Withdrawals. Excess Withdrawals reduce the Benefit Base and Maximum Anniversary Value proportionately by the percentage of any Designated Account Value you withdraw. This means we may reduce the Benefit Base and Maximum Anniversary Value by more than the amount you withdraw.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

You can continue to take Permitted Withdrawals until your Designated Account Value falls below the Required Minimum, which is the greater of $5,000 or the Permitted Withdrawal Limit. If your Designated Account Value falls below the Required Minimum before the Annuitant reaches age 95 (the Maturity Date), we send you notice and you have ten days (the Benefit Grace Period) to decide whether you want to receive guaranteed lifetime retirement income from your Contract (the Monthly Benefit), or not. If you take no action, the Selling Firm will liquidate your Designated Account assets and send the money to us (the Final Premium). We then begin paying you the Monthly Benefit and we no longer assess any Contract charges.

We pay the Monthly Benefit for the lifetime of the Covered Persons. The Covered Persons are you, or you and your spouse, depending on your selection. If you do not take an Excess Withdrawals during the Contract Year before we begin paying you the Monthly Benefit, on annual basis we pay you the Permitted Withdrawal Limit that was previously available to you.

There may be a delay of up to 11 months between the Benefit Determination Date (the last day of the Benefit Grace Period) and the date we begin paying you the Monthly Benefit (the Monthly Benefit Start Date) depending on the withdrawals you took during the Contract Year. For example, if you took 1/12th of the Permitted Withdrawal Limit each month, there would be a delay of up to one month between the Benefit Determination Date and the Monthly Benefit Start Date.

NOTE: Withdrawals from your Designated Account are subject to federal tax consequences. In addition, the Selling Firm may apply brokerage and/or redemption fees when you liquidate Designated Account assets by taking a withdrawal (please see your agreement with the Selling Firm for more information).

NOTE: We cannot decrease your Permitted Withdrawal Limit unless you take an Excess Withdrawal. An Excess Withdrawal reduces your Permitted Withdrawal Limit by the percentage of Designated Account Value withdrawn on the Contract Anniversary after you take the withdrawal. If you take an Excess Withdrawal of your total Designated Account Value, your Contract ends even if the Benefit Base was greater than your Designated Account Value at the time of the withdrawal.

NOTE: We do not pay the Monthly Benefit if your Designated Account Value does not fall below the Required Minimum before the Annuitant reaches age 95. There is a risk that the total Monthly Benefit you receive may be less than the Total Contract Charges you paid.

What are the Contract’s Charges?

The Contract includes an insurance charge, an administrative charge, and a contract maintenance charge that together are called the Total Contract Charge. The Selling Firm periodically sells a portion of your Designated Account assets to pay the Total Contract Charge and sends the money to us. The sale of these assets may be subject to federal and state income taxes. Amounts withdrawn from your Designated Account to pay the Total Contract Charge do not reduce your Contract’s guaranteed values (Maximum Anniversary Value, Benefit Base, Permitted Withdrawal Limit and Monthly Benefit). However, if you take a withdrawal from your Designated Account to pay Selling Firm fees or mutual fund fees, and we consider this to be an Excess Withdrawal, then these fees do reduce your Contract’s guaranteed values.

We assess the insurance and administrative charges each quarter, and together they are called the Quarterly Charge. The Quarterly Charge is an annualized rate that is accrued on a daily basis as a percentage of the Benefit Base. You pay the Quarterly Charge in advance at the beginning of each quarter (the Due Date) based on the estimated charge, adjusted for the actual Benefit Base value during the previous quarter. The current insurance charge is [TO BE ADDED UPON AMENDMENT]% for a sole Covered Person, or [TO BE ADDED UPON AMENDMENT]% for joint Covered Persons. We can increase or decrease the insurance charge each quarter, subject to a minimum of 0.25% and a maximum of 1.75%. However, in any twelve-month period we cannot increase or decrease it more than 0.25%. The administrative charge is 0.20% and we cannot change this charge after we issue your Contract. We assess a $75 contract maintenance charge annually, but we waive this charge if your Designated Account Value is at least $100,000. We do not assess any of these charges on or after the day we determine your Monthly Benefit (the Benefit Determination Date). For more information, see section 6, Charges.

How Do I Qualify for the Monthly Benefit?

To receive the Monthly Benefit, you must satisfy all of the following.

•	You must keep your Designated Account open.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

•	You must allocate your Designated Account Value according to the Program Sponsor’s Program Rules.

•	Your Program Sponsor’s Program Rules must continue to meet our guidelines.

•	You must not take an Excess Withdrawal of your total Designated Account Value.

•	You must pay the Total Contract Charge when due.

•	Your net Designated Account Investment cannot be more than $1 million without our prior approval.

•	At least one Covered Person must be alive, and joint Covered Persons must qualify as spouses under federal law.

•	You must not request to begin Fixed Annuity Payments.

•	Your Designated Account Value must fall below the Required Minimum before the Maturity Date.

Can I See an Example Of How the Contract Works?

Appendix A provides a basic example of how we calculate the different Contract values.

2.	RISK FACTORS

IF THE PROGRAM SPONSOR’S PROGRAM RULES NO LONGER MEET OUR REQUIREMENTS

If the Program Sponsor changes its Program Rules so that they no longer comply with our requirements, or stops offering a program meeting our requirements, your Contract may end. In this instance, we will collaborate with the Program Sponsor and attempt to come to an agreement and establish new Program Rules. If this is not successful, we send you and the Selling Firm written notice that we are ending all Contracts. In this instance, you may be able to transfer your Designated Account Value and Benefit Base to a new contract with another selling firm if another program approved by us is available, without incurring any fees for the transfer. However, any new program may be different from your existing program and have different program rules. Any alternative contract may also have different features, charges, or guarantees, and you may have paid charges for a benefit or guarantee that is not available with the new program sponsor and/or selling firm. If there is no new contract available, you can transfer your Designated Account Value to one of our variable annuities. You should discuss this risk with your financial professional before purchasing a Contract. For more information, see section 7, Your Designated Account – Program Rules.

FACTORS AFFECTING THE MONTHLY BENEFIT

There are a number of factors that may reduce or eliminate the benefits provided by the Contract. These include:

•	If you take an Excess Withdrawal, we reduce your Benefit Base proportionately, which means your Benefit Base may reduce by more than the amount of the withdrawal.

•	If you take an Excess Withdrawal that reduces your Designated Account Value to zero, and you do not cancel the Withdrawal within 10 days after taking the withdrawal, your Contract ends.

•
If you invest more than the permitted maximum in your Designated Account without our prior approval, and you do not withdraw the excess Investment within 60 days of receiving notice from us, your Contract ends.

•	If you do not allocate your Designated Account assets according to the Program Rules, and you do not correct this as provided in this prospectus, your Contract ends.

•	If you do not pay the Total Contract Charge by the end of the 30-day grace period, your Contract ends.

•	If joint Covered Persons divorce and one Covered Person dies before you give us Notice, the Contract may end.

•	If you begin receiving Fixed Annuity Payments, we do not pay you the Monthly Benefit.

•	If the Designated Account Value is greater than the Required Minimum on the Maturity Date, we do not pay the Monthly Benefit.

In order to maximize the Monthly Benefit, you must invest according to the Program Rules and you must not take Excess Withdrawals. The Program Rules reduce the risk that your Designated Account Value will fall below the Required Minimum while the Covered Person(s) are alive, and so reduce the likelihood that we pay you any Monthly Benefit. If this occurs, you will have paid Contract charges without receiving any of the Contract’s benefits.

POSSIBILITY OF MINIMAL OR NO BENEFIT BASE INCREASES

We do not automatically increase your Benefit Base when your Designated Account Value increases; this only occurs on Contract Anniversaries. If your Designated Account Value fluctuates up and down during a Contract Year, but ends the Contract Year lower, you do not receive the benefit of the higher Designated Account Values that occurred during the

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

year. Therefore, there is a risk that your Benefit Base may not increase while you own the Contract, or may not increase as much as you projected, even if the Designated Account Value periodically fluctuates higher during a Contract Year.

CONSEQUENCES OF TAKING EXCESS WITHDRAWALS

Withdrawals you take from your Designated Account reduce your Designated Account Value. Permitted Withdrawals do not, however, reduce your Benefit Base. If you take Excess Withdrawals, we decrease your Benefit Base by the percentage of Designated Account Value withdrawn, which may be more than the actual amount you withdrew. Excess Withdrawals may decrease the Monthly Benefit or end your Contract. You must carefully manage your Designated Account withdrawals to avoid decreasing your Benefit Base (and, therefore, your Monthly Benefit) or unintentionally ending your Contract. Because we designed the Contract to provide a long-term guarantee of lifetime retirement income, there is a risk that you may need more money than your Permitted Withdrawal Limit provides, and if you do not have an income source other than your Designated Account, you may need to take Excess Withdrawals.

You should carefully consider the amount you may need to withdraw while you own the Contract. If you believe you may need to take Excess Withdrawals, you should have other income sources available to meet these needs. Your Contract does not require us to warn you or provide you with notice regarding the negative consequences associated with your Designated Account activity.

BEGINNING PERMITTED WITHDRAWALS

You should carefully consider when to begin taking Permitted Withdrawals. You can begin taking Permitted Withdrawals on the Contract Date if the younger Covered Person meets our Exercise Age requirement, or you can wait for several years before you begin taking Permitted Withdrawals. However, there could be a risk that you do not begin taking Permitted Withdrawals at the most financially beneficial time. You are less likely to benefit from your Contract’s guarantee to pay the guaranteed lifetime Monthly Benefit if you delay taking Permitted Withdrawals beyond the Exercise Age because life expectancy decreases over time. And if you delay Permitted Withdrawals, you are paying for a benefit you are not using. However, the longer you wait to begin taking Permitted Withdrawals, the more opportunities you may have to lock in any higher Maximum Anniversary Value gains. You should consult with your financial professional and tax adviser as to the appropriate time for you to begin taking Permitted Withdrawals.

LOANS AND MARGIN LOANS

You own your Designated Account assets. As such, the assets are subject to attachment by your creditors. In addition, there is a risk that if you pledge your Designated Account assets as loan collateral and your Designated Account value decreases, your creditor may liquidate these assets to pay the loan (this is called a margin call). We consider any portion of a loan satisfaction or margin call that exceeds your Permitted Withdrawal Limit for the Contract Year to be an Excess Withdrawal. Using your Designated Account assets as loan collateral, therefore, may decrease your Contract’s guaranteed values and cause your Contract to end.

CONTRACT CHARGES ARE NOT REFUNDABLE

We do not refund the Total Contract Charge we receive, even if you never take Permitted Withdrawals or receive the Monthly Benefit.

PROGRAM RULES

You are subject to the Program Rules established by your Program Sponsor. These Program Rules may limit the potential returns that might be available to you with different investments or different asset allocation percentages. This in turn may limit your Designated Account Value and Benefit Base. In addition, the Program Rules established by your Program Sponsor may change, and you may not consider these changes to be beneficial to you. While the Program Sponsor establishes the Program Rules, the Program Sponsor may base any modifications to its Program Rules in part on our guidelines for issuing the Contracts. You might earn a higher rate of return if you did not have to invest according to the Program Rules and our Contract requirements. You should consult with your financial professional to assist you in determining whether this Contract is suited for your financial needs and risk tolerance.

If you reallocate your Designated Account Value so that it does not comply with the Program Rules, we send you written notice and give you a ten-day grace period in which to reallocate your Designated Account Value (allocation correction period). If you do not reallocate your Designated Account Value to comply with the Program Rules during the allocation correction period, your Contract ends. For more information, see section 7, Your Designated Account –Reallocation of the Designated Account Value.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY

The Contract is not supported by a separate account, which means we pay the Monthly Benefit or Fixed Annuity Payments from our general account. Our general account assets are subject to claims by our creditors, and any payment we make from our general account is subject to our financial strength and claims-paying ability. You can obtain information on our financial condition by reviewing our financial statements in this prospectus.

REGULATORY PROTECTIONS

The guarantees under your Contract are registered in accordance with the Securities Act of 1933 and we must conduct the offering of these guarantees in accordance with this Act’s requirements. However, Fixed Annuity Payments are not subject to registration under the federal securities laws.

We are not an investment adviser and do not provide investment advice to you in connection with your Contract or otherwise.

We are not an investment company and therefore we are not registered under the Investment Company Act of 1940, and the protections provided by this Act do not apply to your Contract. We are not subject to the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

TAX CONSEQUENCES

[TO BE ADDED UPON AMENDMENT]

For more information, see section 12, Taxes.

3.	IMPORTANT POINTS YOU SHOULD CONSIDER BEFORE PURCHASING THIS CONTRACT

•	The Program Rules may change while you own the Contract. If they change, we send you written notice and give you 30 days to transfer your Designated Account Value to comply with the new rules.

•
If we cannot reach agreement with your Program Sponsor regarding changes to your Program Rules, your Contract may end. We may allow you to transfer your Designated Account Value and Benefit Base to a new contract with a different program sponsor and/or selling firm, or to one of our variable annuities.

•
When Designated Account assets are liquidated for withdrawals, Contract charges or the Final Premium, any gains are subject to federal and state income taxes. If your Designated Account assets or Monthly Benefit (if applicable) are not adequate or sufficiently timely to cover these taxes when they are due, you may have to use other resources to pay these taxes.

•
We do not pay the Monthly Benefit if your Designated Account Value does not fall below the Required Minimum before the Annuitant reaches age 95 (the Maturity Date). If the Maturity Date occurs before we begin paying the Monthly Benefit, the Selling Firm liquidates your assets and sends this money to us unless you cancel this transfer. If you cancel the transfer, the Contract ends. If you allow the transfer, we pay you Fixed Annuity Payments.

4.	OWNERSHIP

THE OWNER

You, the Owner, are the purchaser of the Contract and the person who has the rights and options stated in the Contract. You must be an owner of the Designated Account. If you own the Designated Account jointly, you can name one or both owners as the Owners. If you own the Contract jointly, we require the signature of both joint Owners on any forms that are submitted to the Customer Service Center, unless we allow otherwise.

THE COVERED PERSON(S)

The Covered Person(s) are the individuals upon whose lifetime we base Permitted Withdrawals and the Monthly Benefit. Their ages determine Contract availability, when you can begin Permitted Withdrawals, and may be used to determine the Permitted Withdrawal percentage. At issue, you select whether you want the Monthly Benefit based on your life (sole Covered Person) or the lifetime of you and your spouse (joint Covered Persons). All Covered Persons must have a beneficial interest in the Designated Account at all times. This means they must meet the following requirements.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

For a single life Monthly Benefit and for:

•	solely owned Contracts, the Covered Person is the Owner.

•	jointly owned Contracts, you can choose which Owner is the Covered Person.

•	Contracts owned by a non-individual, the Covered Person is the Annuitant.

For joint life Monthly Benefit, Covered Persons must be recognized as spouses under the Federal Tax Code and for:
•	Non-Qualified Contracts:

–	spouses must be joint Owners; or

–	one spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary.

•	Qualified Contracts:

–	one spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary; or

–	if the owner is a non-individual, then one spouse must be the Annuitant and the other spouse must be the sole primary Beneficiary; or

–
if the owner is a non-individual and we require the non-individual Owner to also be the sole primary Beneficiary, then one spouse must be the Annuitant and the other spouse must be the sole contingent Beneficiary.

If the Designated Account owner is a non-individual, the Covered Persons must be named in the legal document that establishes the non-individual owner.

If a joint Covered Person dies before the Benefit Determination Date or Annuity Date, the surviving spouse becomes the sole Covered Person on the date we receive due proof of death if he/she was recognized as deceased’s spouse under the Federal Tax Code on the date of death. If the joint Covered Persons were not recognized as spouses under the Federal Tax Code on the date of death, we administer the Contract in accordance with the court order, or applicable law regarding division of assets upon divorce. However, if there is no court order or applicable law, the Contract ends as of the date of divorce. On the first Due Date on or after the date we receive due proof of death of a joint Covered Person, we change the insurance charge to equal the current annual rate for a sole Covered Person. From this point on we use the age of the surviving sole Covered Person to determine the Permitted Withdrawal percentage (if applicable).

If a joint Covered Person does not die until after the Benefit Determination Date or Annuity Date, the Monthly Benefit or Fixed Annuity Payments continue until the death of the last surviving Covered Person, regardless of whether or not the joint Covered Persons were recognized as spouses under the Federal Tax Code on the date of death.

NOTE: The number of Covered Persons impacts both the insurance charge and the length of Monthly Benefits.

NOTE FOR JOINT OWNERS DESIGNATING A SOLE COVERED PERSON: If the Covered Person dies before the Monthly Benefit Start Date, the Contract ends and you will have paid Contract charges without receiving any of the Contract’s benefits.

NOTE: If a Covered Person no longer has a beneficial interest in the Designated Account, the Contract ends as of the day the beneficial interest ended.

THE ANNUITANT

The Annuitant is the person upon whose age and lifetime we base Fixed Annuity Payments. You designate an Annuitant at the time you purchase the Contract. Subject to our approval, you can add a joint Annuitant on the Annuity Date. At all times, the Annuitant must either be a Owner or an individual with a beneficial interest in the Designated Account, and they must be a Covered Person. If the Annuitant dies before the Annuity Date, you may appoint a new Annuitant subject to our approval, unless the Annuitant was the sole Covered Person. If the Annuitant was the sole Covered Person, the Contract ends.

CHANGE OF OWNER(S), COVERED PERSON(S) OR ANNUITANT

Subject to our approval, we may allow you to change a Owner(s), Covered Person(s) or Annuitant. We do not approve changes that would violate federal or state law. You can request a change by sending us Notice, and all owners must agree in writing to the change. Approved changes are effective as of the date we receive the Notice. We are not responsible for the tax consequences of any change. We are not liable for any actions taken before we receive the Notice, approve it, and record the change.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

Subject to our approval and the following rules, you may be able to add a joint Covered Person to a sole Covered Person Contract before the Benefit Grace Period by sending us Notice.

•	The new joint Covered Person must be age 80 or younger.

•	Before the Withdrawal Start Date, the new joint Covered Person must have married the current sole Covered Person within 60 days before our receipt of Notice.

•
On or after the Withdrawal Start Date, if the new joint Covered Person is the Exercise Age or older at the time he/she marries the current sole Covered Person, you can add him/her if the marriage occurred within 60 days before our receipt of Notice.

•
On or after the Withdrawal Start Date, if the new joint Covered Person has not reached the Exercise Age at the time he/she marries the current sole Covered Person, you cannot add him/her until he/she reaches the Exercise Age and we must receive Notice within 60 days after their birthday.

On the first Due Date on or after we add a joint Covered Person to the Contract, we change the insurance charge to equal the current annual rate for joint Covered Persons that is in effect on that day, if this amount differs from your current rate. However, any new insurance charge cannot be greater than the maximum stated in the Summary or section 6, Charges. After we add a joint Covered Person to the Contract, we use the younger Covered Person’s age for the Permitted Withdrawal percentage (if applicable) that we use to calculate the Permitted Withdrawal Limit and the Monthly Benefit.

After we approve any change to the Covered Person(s), we use the younger Covered Person’s age for the Permitted Withdrawal percentage (if applicable) that we use to calculate the Permitted Withdrawal Limit and the Monthly Benefit.

DIVORCE

If joint Owners or joint Covered Person divorce, you must immediately provide us Notice. We administer the Contract in accordance with the court order, or applicable law regarding division of assets upon divorce. If the applicable court order or law requires us to divide the Designated Account, the Monthly Benefit, or any Fixed Annuity Payments, we issue a new Contract to one of the former spouses, and we send the other former spouse a new Contract schedule for the original Contract. Any new Owner(s), Covered Person(s) and/or Annuitant(s) for both of these Contracts must comply with the requirements stated in this section. On the first Due Date on or after we divide the original Contract, we change the insurance charge to equal the current annual rate for a sole Covered Persons that is in effect on that day, if this amount differs from your current rate. However, any new insurance charge cannot be greater than the maximum stated in the Summary or section 6, Charges. After we process Notice of the divorce, we use the younger Covered Person’s age for the Permitted Withdrawal percentage (if applicable) that we use to calculate the Permitted Withdrawal Limit and the Monthly Benefit. We consider any Designated Account withdrawals taken in connection with the divorce to be a withdrawal under the original Contract.

BENEFICIARY

The Beneficiary is the person(s) or entity you designate at Contract issue to receive any Final Premium if the Covered Person’s dies on or after the Benefit Determination Date. You can change the Beneficiary or contingent Beneficiary at any time before the death of the last Covered Person unless you name an irrevocable Beneficiary, or if this would change the Covered Persons. If you do not designate a Beneficiary, we pay any Final Premium to your estate.

ASSIGNMENT OF THE CONTRACT

You cannot assign or transfer any ownership rights of your Contract, including the right to any Monthly Benefit or Fixed Annuity Payment.

5.	PURCHASING YOUR CONTRACT

Once you open your Designated Account, you can apply for a Contract at any time by completing an application. We reserve the right to refuse any application at any time at our sole discretion. Please note that we may discontinue offering the Contract at any time and the Contract may not be available in all states. A decision by us to stop offering the Contract to new customers does not end any previously issued Contracts.

In order for us to issue the Contract, you must comply with all of the following on the Contract Date.

•	Your initial Investment must be at least $75,000, and it cannot be more than $1 million without our prior approval.

•	You must allocate your Designated Account according to the Program Rules.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

•	All Covered Person(s) must be age 80 or younger on the Contract Date.

YOUR RIGHT TO EXAMINE THE CONTRACT

Within thirty days after receiving your Contract (or longer in certain states), if you are dissatisfied for any reason, you may return the Contract to your financial professional or our Customer Service Center. We void the Contract and mail, within ten days of our receipt of the Contract, a refund of any Total Contract Charge paid.

6.	CHARGES

You must pay us an insurance charge, an administrative charge, and a contract maintenance charge. We refer to the insurance and administrative charges together as the Quarterly Charge, and the three charges together as the Total Contract Charge. The Quarterly Charge is an annualized rate that is accrued on a daily basis as a percentage of the Benefit Base. We assess an estimated Quarterly Charge at the beginning of each quarter, on each Due Date. Your initial Due Date is the Contract Date. Additional Due Dates occur as selected by your Selling Firm either on each quarterly anniversary of the Contract Date, or on the first Business Day in January, April, July, and October. On the second and later Due Dates, we compare the estimated Quarterly Charge from the beginning of the quarter to the actual charge accrued and adjust the next estimated Quarterly Charge as necessary. We do not assess the Total Contract Charge after the Benefit Determination Date or Annuity Date.

NOTE: Because the Quarterly Charge is a percentage of your Benefit Base, the dollar amount of this charge increases if your Benefit Base increases, although the annual percentage does not change unless we increase the charge.

CONTRACT MAINTENANCE CHARGE

We assess $75 annually as a contract maintenance charge on each fourth Due Date, and on the Annuity Date as discussed later in this section. The charge is for the expenses associated with the administration and maintenance of the Contract. We waive this charge on a Due Date if the Designated Account Value is at least $100,000 at the end of the prior Business Day. We waive this charge on the Annuity Date if we receive at least $100,000 from the Selling Firm when they liquidate your Designated Account assets. If you own more than one [NAME TO BE ADDED UPON AMENDMENT] Contract, we waive the contract maintenance charge if the total Contract Value on all [NAME TO BE ADDED UPON AMENDMENT] Contracts registered under the same individual’s social security or tax identification number is at least $100,000.

QUARTERLY CHARGE

The Quarterly Charge is an annualized rate that we accrue on a daily basis as a percentage of the Benefit Base. Changes to the Benefit Base adjust the amount of the estimated Quarterly Charge we assess on the second and later Due Dates.

The annual administrative charge is 0.20%, and we cannot increase or decrease this charge after the Contract Date. This charge compensates us for the cost of administering and distributing your Contract. If the Quarterly Charge is sufficient to cover such costs and risks, any excess is profit to us. We anticipate making such a profit.

The insurance charge compensates us for the benefits we provide under your Contract, including the Contract’s guarantees. The insurance charge varies based on the number of Covered Persons, and it is higher for joint Covered Persons. In the future, for newly issued Contracts, we may have different insurance charges based on the age of the younger Covered Person and/or for each mutual fund available within the Program Rules. We reserve the right to increase or decrease the insurance charge on each Due Date, subject to the maximum and minimum stated here. However, in any twelve-month period we cannot increase or decrease it more than 0.25%. If we increase your insurance charge, we notify you in writing at least 30 days before the increase to allow you to cancel the Contract before the increase takes effect.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

	Insurance Charge
	Maximum	Minimum	Current
Sole Covered Person	1.75%	0.25%	[TO BE ADDED UPON AMENDMENT]%
Joint Covered Persons	1.75%	0.25%	[TO BE ADDED UPON AMENDMENT]%

ESTIMATED QUARTERLY CHARGE

On each Due Date, we assess an estimated Quarterly Charge as follows:

DTC x BB x CD

Where:

DTC	=	The Quarterly Charge divided by 365 (the daily Quarterly Charge).

BB	=	The Benefit Base at the end of prior Business Day.

CD	=	The number of calendar days in the quarter.

Adjusting the Estimated Quarterly Charge

On the second and later Due Dates, we look back over the prior quarter to determine whether the estimated Quarterly Charge we assessed at the beginning of the quarter was too high or too low based on your actual Designated Account activity during the prior quarter. We do this by calculating a Quarterly Charge adjustment.

First we calculate the actual daily Quarterly Charge for each day as follows:

DTC x BB

Where:

DTC	=	The daily Quarterly Charge.

BB	=	The Benefit Base at the end of each Business Day, or at the end of the prior Business Day if the current day is not a Business Day.

The final Quarterly Charge for the prior quarter is equal to the sum of all the actual daily Quarterly Charges. We then determine the Quarterly Charge adjustment, and determine whether you overpaid or underpaid for the prior quarter. The adjustment is equal to the final Quarterly Charge for the prior quarter minus the estimated Quarterly Charge paid on the prior Due Date.

•	If the adjustment is negative, we decrease this quarter’s estimated Quarterly Charge by this amount.

•	If the adjustment is positive, we increase this quarter’s estimated Quarterly Charge by this amount.

NOTE: Making additional Investments and taking Excess Withdrawals may cause us to adjust next quarter’s estimated Quarterly Charge because these activities change the Benefit Base.

PAYING THE TOTAL CONTRACT CHARGE

The Selling Firm automatically deducts the estimated Quarterly Charge from your Designated Account on each Due Date and sends it to us. On each fourth Due Date, the Selling Firm also deducts the contract maintenance charge, unless you qualify for a waiver. We do not consider the deduction of these charges to be an Excess Withdrawal or Permitted Withdrawal under the Contract, but these charges reduce the Designated Account Value on a dollar for dollar basis.

NOTE: We consider withdrawals taken from your Designated Account to pay Selling Firm fees or mutual fund fees to be either Excess Withdrawals or Permitted Withdrawals. If we consider any portion of such a withdrawal to be an Excess Withdrawal, then these fees reduce your Contract’s guaranteed values.

GRACE PERIOD

We allow a 30-day grace period for payment of the estimated Total Contract Charge. The grace period begins on the Due Date and it ends on the 30th day after the Due Date, or the next Business Day if the 30th day is not a Business Day. If we do not receive the estimated Quarterly Charge (or estimated Total Contract Charge, as applicable) at our Customer Service Center by the end of this grace period, your Contract and all its benefits end.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

CHARGES WHEN THE CONTRACT ENDS

If your Contract ends for any reason other than failure to pay the estimated Total Contract Charge when due, we calculate whether there has been an overpayment or underpayment of the estimated Quarterly Charge from the prior Due Date to the end of the Business Day the Contract ends using the formula for computing an adjustment to the estimated Quarterly Charge. If this amount is positive, we send this amount to the Selling Firm, who deposits it into your Designated Account or otherwise refunds it to you. If this amount is negative, the Selling Firm deducts it from your Designated Account and pays it to us. If this negative amount is greater than your remaining Designated Account Value, the Selling Firm deducts the total remaining Designated Account Value and pays it to us.

We do not refund the amount of any estimated Quarterly Charge you paid in advance for the period after the Benefit Determination Date through the next Due Date.

CHARGES ON THE ANNUITY DATE

If you begin receiving Fixed Annuity Payments, we calculate whether there has been an overpayment or underpayment of the estimated Quarterly Charge from the prior Due Date to the Annuity Date using the formula for computing an adjustment to the estimated Quarterly Charge. We also assess the contract maintenance charge on the Annuity Date unless you qualify for a waiver. We then either add or subtract this total amount to the Designated Account assets we received from the Selling Firm before we calculate Fixed Annuity Payments.

7.	YOUR DESIGNATED ACCOUNT

PROGRAM RULES

You must continually invest your Designated Account Value according to the Program Rules. The current Program Rules are as follows:

PIMCO Global Multi-Asset Fund	0 to [TO BE ADDED UPON AMENDMENT]%
PIMCO Total Return Fund	0 to 100%
PIMCO Money Market Fund	0 to 100%

The Program Sponsor establishes the Program Rules. The Program Sponsor may also modify the Program Rules, but we reserve the right to approve any modification. We review a variety of risk factors to determine if a modification is acceptable including:

•	the market volatility of the modification, including the relative allocation to equity securities (which are generally more volatile) and fixed income securities (generally less volatile);

•	the extent of permitted investment style drift;

•	the percent of assets invested in asset categories that are difficult to hedge;

•	the extent to which there are available hedging derivatives with direct correlation to the assets; and

•	the liquidity of derivatives needed to hedge against investment risks.

If the Program Rules change, we send you written notice at least 30 days before the change. You then have 30 days from the date of the notice to reallocate your Designated Account Value to comply with the new rules. If you do not reallocate your Designated Account Value by the 30th day after the date of the notice (or the next Business Day if the 30th day is not a Business Day), your Contract ends.

We reserve the right to remove approval status from the Program Rules if the rules increase our risk and no longer meet our risk mitigation standards. We do not remove approval status unless there is a change that increases our risk. Before we remove approval status, we contact the Program Sponsor to determine if it is possible to bring the Program Rules back into compliance with our risk standards.

In determining whether to remove approval status from the Program Rules, we review the same factors that we use to determine whether Program Rule modifications significantly and unacceptably increase our risk exposure. We remove approval status if:

•	the Program Rules’ risk profile increases beyond that represented by a benchmark of [TO BE ADDED UPON AMENDMENT]% of the S&P 500® Index and [TO BE ADDED UPON AMENDMENT]% Barclays Bond Index;

•	the Program Rules’ aggregate risk profile increases significantly beyond the initial profile;

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

•
the Program Rules’ strategy allows 10% or more investment style drift that increases the risk (for example, the benchmark for the Program Rules is 60% in large cap growth equities with an allowed increase of up to 70% before any rebalancing occurs); or

•	the Program Rules’ includes 10% or more of assets that would be difficult to hedge because of the illiquidity of derivatives or because of the lack of derivatives with direct correlation to the asset.

If we remove approval status, or the Program Sponsor changes its Program Rules so that they no longer comply with our requirements, or stops offering a program meeting our requirements, your Contract may end as described in section 2, Risk Factors – If the Program Sponsor’s Program Rules No Longer Meet Our Requirements.

NOTE: You should consult with your financial professional and tax adviser to assist you in determining whether the Program Rules are suited for your financial needs and risk tolerance.

ADDITIONAL INVESTMENTS

An additional Investment is money you add to your Designated Account and allocate according to the Program Rules. We do not consider any proceeds from your Designated Account assets to be additional Investments, including:

•	interest,

•	dividends,

•	investment returns, and/or

•	realized or unrealized appreciation and capital gains distributions.

Additional Investments you make before the Benefit Determination Date or Annuity Date increase the Designated Account Value and the Benefit Base, and they may increase the Permitted Withdrawal Limit before the older Covered Person reaches age 91. Any additional Investments you make on or after the Benefit Determination Date do not increase your Monthly Benefit. Any additional Investments you make on or after the Annuity Date do not increase the Fixed Annuity Payments.

Before the Benefit Determination Date or the Annuity Date, your net Designated Account Investment cannot be more than $1 million without our prior approval. Your net Designated Account Investment is equal to your Designated Account Value on the Contract Date, plus any additional Investments, minus any Permitted Withdrawals and/or Excess Withdrawals. If you own multiple [NAME TO BE ADDED UPON AMENDMENT] Contracts, we calculate the total net Designated Account Investment for all [NAME TO BE ADDED UPON AMENDMENT] Contracts registered with the same social security number.

If you exceed this maximum without receiving our prior approval, we send you written notice. You then have 60 from the date of notice to withdraw the excess. If you do not withdraw the excess by the 60th day after the date of notice (or the next Business Day if the 60th day is not a Business Day), your Contract ends on that date. If this withdrawal is less than or equal to the additional Investment, we reduce your Benefit Base and Maximum Anniversary Value (if applicable) by the amount withdrawn, but we do not consider this withdrawal to be either an Excess Withdrawal or Permitted Withdrawal. If this withdrawal is greater than the additional Investment, we consider the excess amount withdrawn to be either an Excess Withdrawal or Permitted Withdrawal, as applicable. We do not refund any Quarterly Charge we accrued or assessed during the time the additional Investment was in the Designated Account.

PROCESSING INVESTMENTS AND WITHDRAWALS THAT OCCUR WITHIN 10 DAYS OF EACH OTHER

If you make an additional Investment(s) and/or take a withdrawal(s) on the same Business Day, we combine all additional Investments and/or withdrawals together and process them as one net transaction. If the additional Investment(s) exceed the withdrawal(s), we process the transaction as an additional Investment; if the withdrawal(s) exceed the additional Investment(s), we process the transaction as a withdrawal.

If you make an additional Investment within ten days after taking a withdrawal, we consider:

•	up to the amount withdrawn to be a cancellation of the prior withdrawal and not an additional Investment, and

•	any amount that is greater than the prior withdrawals to be an additional Investment.

If we cancel all or part of a prior withdrawal, we go back to the Business Day of the prior withdrawal and recalculate all the Contract’s values, including the guaranteed values, from that day to the present.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

NOT ALLOCATING ACCORDING TO THE PROGRAM RULES

You can reallocate your Designated Account Value at any time as long as the reallocation complies with the Program Rules. If you reallocate your Designated Account Value so that it does not comply with these rules, or allocate an additional Investment so that it does not comply with these rules, we notify you in writing. You then have ten days from the date of our notice to reallocate your Designated Account Value in accordance with the Program Rules. If you do not reallocate your Designated Account Value to comply with the Program Rules by the tenth day after the date of the notice (or the next Business Day if the tenth day is not a Business Day), your Contract ends.

8.	ACCESSING YOUR DESIGNATED ACCOUNT

We structured the Contract to allow withdrawals up to a certain maximum each year (the Permitted Withdrawal Limit). Permitted Withdrawals are available to you immediately if the Covered Person(s) meets the Exercise Age restrictions discussed under “Requesting Permitted Withdrawals,” later in this section. You choose how often you take Permitted Withdrawals and how much you take subject to the Permitted Withdrawal Limit. Once established, the Permitted Withdrawal Limit can increase, but it cannot decrease unless you take an Excess Withdrawal.

PERMITTED WITHDRAWAL OVERVIEW

We base your initial Permitted Withdrawal Limit on the Benefit Base and the current withdrawal percentage. When you request that payments begin, the Benefit Base is the greater of the Designated Account Value as of the end of the Business Day prior to the Benefit Election Date, or the highest Designated Account Value from any prior Contract Anniversary (the Maximum Anniversary Value). We determine your withdrawal percentage by using the Withdrawal Limit Percentage Table(s) and the current treasury rate, which is the Ten-year U.S. Constant Maturity Treasury rate (see below). We establish your Contract’s Withdrawal Limit Percentage Table(s) on the Contract Date and we cannot change them. If the Ten-year U.S. Constant Maturity Treasury rate is no longer available, we may substitute a replacement Treasury rate. We will base any replacement Treasury rate upon U.S. Treasury securities, with maturities of at least two years. The current Withdrawal Limit Percentage Table is as follows.

Withdrawal Limit Percentage Table
Current Ten-year U.S. Constant Maturity Treasury rate	Withdrawal Limit percentage
3.49% and below	4%
3.50% to 4.99%	5%
5.00% to 6.49%	6%
6.50% and above	7%

In the future, we may change the Withdrawal Limit Percentage Table(s) for newly issued Contracts. The minimum withdrawal percentage that we may offer for future Withdrawal Limit Percentage Tables is 3% and the maximum is 8%. In the future, we may offer multiple Withdrawal Limit Percentage Tables based on Exercise Age.

The Permitted Withdrawal Limit is the amount you are entitled to receive each year without reducing your Contract’s guarantees, but you can choose to take less than this amount. Your Permitted Withdrawal Limit may increase, as discussed under “Annual Increases to Your Permitted Withdrawal Limit,” later in this section.

Here is a chart of the historical Ten-year U.S. Treasury Constant Maturity Rate. This chart is shown for historical purposes only and is not a representation of future rates.

	High and Low Ten-Year U.S. Treasury Constant Maturity Rate by Year
Year	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
High	7.89%	7.06%	6.98%	5.81%	6.45%	6.79%	5.54%	5.44%	4.61%	4.89%	4.66%	5.25%	5.26%	4.27%	3.98%
Low	5.58%	5.53%	5.72%	4.16%	4.63%	5.02%	4.22%	3.61%	3.13%	3.70%	3.89%	4.34%	3.83%	2.08%	2.23%

BENEFIT BASE

We use the Benefit Base to determine your Quarterly Charge, Permitted Withdrawal Limit and Monthly Benefit. The greater the Benefit Base, the greater the Permitted Withdrawals you can take without reducing the Contract’s guarantees.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

On the Contract Date, and on each Business Day before the Withdrawal Start Date or Annuity Date, the Benefit Base is equal to the Maximum Anniversary Value. On the Withdrawal Start Date, we compare your Benefit Base to the Designated Account Value using the values determined at the end of the prior Business Day and increase your Benefit Base to equal this Designated Account Value if it is greater.

On and after the Withdrawal Start Date, your Benefit Base only changes if:

•	we increase your Permitted Withdrawal Limit,

•	you make an Additional Investment,

•	you take an Excess Withdrawal,

•	you begin receiving Fixed Annuity Payments, or

•	we begin paying you the Monthly Benefit.

An annual Permitted Withdrawal Limit increase may increase or decrease your Benefit Base as, discussed under “Annual Increases to Your Permitted Withdrawal Limit,” later in this section. Additional Investments increase the Benefit Base by the dollar amount of the Investment, determined at the end of the Business Day we are informed of the Investment. Excess Withdrawals reduce your Benefit Base by the percentage of Designated Account Value withdrawn, determined at the end of the Business Day we are informed of the withdrawal. If you begin receiving Fixed Annuity Payments, we no longer calculate the Benefit Base on or after the Annuity Date. If we begin paying the Monthly Benefit, we no longer calculate the Benefit Base after the Benefit Determination Date. Changes in the Benefit Base also change your daily Quarterly Charge amount.

NOTE: If you take an Excess Withdrawal of the total Designated Account Value, your Contract ends even if the Benefit Base was greater than your Designated Account Value at the time of the withdrawal.

MAXIMUM ANNIVERSARY VALUE

We only calculate the Maximum Anniversary Value before the Withdrawal Start Date or Annuity Date.

On the Contract Date, the Maximum Anniversary Value is initially equal to the Designated Account Value at the end of the prior Business Day.

At the end of each Business Day, we adjust the Maximum Anniversary Value as follows.

•	We increase it by the amount of any additional Investment.

•	We reduce it by the percentage of any Designated Account Value withdrawn as an Excess Withdrawal.

On each Contract Anniversary before the older Covered Person’s 91st birthday, we compare the Maximum Anniversary Value to the Designated Account Value using the values determined at the end of the prior Business Day and increase the Maximum Anniversary Value to equal this Designated Account Value if it is greater.

REQUESTING PERMITTED WITHDRAWALS

You begin taking Permitted Withdrawals once the Covered Person reaches the Exercise Age by sending us Notice. We establish your Contract’s Exercise Age on the Contract Date and we cannot change it. The current Exercise Age is age 65. In the future, we may change the Exercise Age for newly issued Contracts to be as low as age 50 or as high as age 75. The Withdrawal Start Date is the Business Day we receive your Notice and establish the Permitted Withdrawal Limit.

You can continue to take Permitted Withdrawals until your Designated Account Value falls below the Required Minimum, which is the greater of $5,000 or the Permitted Withdrawal Limit. At this point we send you notice and give you a ten-day Benefit Grace Period to decide whether or not you want to receive the Monthly Benefit. If you take no action, the Selling Firm will liquidate your Designated Account assets and send the money to us as the Final Premium. We then begin paying you the Monthly Benefit and we no longer assess any Contract charges. If you do not take any Excess Withdrawals during the Contract Year before the Benefit Determination Date, your total annual Monthly Benefit is equal to your Permitted Withdrawal Limit on the most recent Contract Anniversary.

Once you begin taking Permitted Withdrawals:

•
If you begin receiving Fixed Annuity Payments, Permitted Withdrawals stop and we do not pay the Monthly Benefit. If the Annuitant reaches age 95 and the Designated Account Value is greater than the Required Minimum, we require you to begin Fixed Annuity Payments or the Contract ends.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

•
The Designated Account Value continues to fluctuate as a result of mutual fund performance, and it decreases on a dollar for dollar basis with each Permitted Withdrawal, any Excess Withdrawal, and the deduction of the Contract charges.

•
We do not consider withdrawals taken from the Designated Account to pay Total Contract Charges to be Permitted Withdrawals or Excess Withdrawals, and these withdrawals do not directly decrease the Contract’s guaranteed values.

•
Permitted Withdrawals do not reduce your Benefit Base, but Excess Withdrawals immediately reduce your Benefit Base and they reduce your Permitted Withdrawal Limit on the next Contract Anniversary. Excess Withdrawals reduce these values by the percentage of Designated Account Value withdrawn. Excess Withdrawals may cause your Contract to end even if your Benefit Base was greater than your Designated Account Value at the time of the withdrawal.

•
Any part of your Permitted Withdrawal Limit that you do not withdraw in a given Contract Year remains in your Designated Account, but is not added to the next Contract Year’s Permitted Withdrawal Limit.

•
We may increase your Permitted Withdrawal Limit on every Contract Anniversary before the older Covered Person reaches age 91. If we increase your Permitted Withdrawal Limit, we may also change your Benefit Base.

•
Withdrawals from your Designated Account are subject to federal tax consequences. In addition, the Selling Firm may apply brokerage and/or redemption fees when you liquidate Designated Account assets by taking a withdrawal (please see your agreement with the Selling Firm for more information).

CALCULATING YOUR PERMITTED WITHDRAWAL LIMIT

The Permitted Withdrawal Limit is the amount you are entitled to receive each Contract Year without negatively impacting the Contract’s guarantees. On the Withdrawal Start Date, your initial Permitted Withdrawal Limit is equal to the Benefit Base, multiplied by the current withdrawal percentage (see the Withdrawal Limit Percentage Table in “Permitted Withdrawal Overview,” earlier in this section). The Permitted Withdrawal Limit is the amount you are entitled to, but you can choose to take less than this amount. We do not add any part of your Permitted Withdrawal Limit that you do not withdraw in a given Contract Year to the next Contract Year’s Permitted Withdrawal Limit. Your Permitted Withdrawal Limit only decreases if you take an Excess Withdrawal.

EXCESS WITHDRAWALS

We consider all withdrawals you take before the Withdrawal Start Date to be Excess Withdrawals. On or after the Withdrawal Start Date, an Excess Withdrawal is a withdrawal you take that, when added to any other withdrawals taken during the Contract Year, is greater than your Permitted Withdrawal Limit. For example, assume your Permitted Withdrawal Limit is $2,000 and you withdraw $1,000. Within that same Contract Year, you can withdraw up to an additional $1,000 and we would consider that amount to be a Permitted Withdrawal. If you withdraw an additional $1,200, we would consider the first $1,000 to be a Permitted Withdrawal and the next $200 to be an Excess Withdrawal.

Excess Withdrawals reduce your Permitted Withdrawal Limit on the next Contract Anniversary after the withdrawal by the percentage of Designated Account Value withdrawn, determined at the end of each Business Day you took an Excess Withdrawal.

ANNUAL INCREASES TO YOUR PERMITTED WITHDRAWAL LIMIT

We may change your Permitted Withdrawal Limit on each Contract Anniversary after the Withdrawal Start Date and before the earlier of the older Covered Person reaches age 91 or the Benefit Determination Date.

First we adjust your Permitted Withdrawal Limit for Excess Withdrawals taken on or after the Withdrawal Start Date and during the last Contract Year. We take your Permitted Withdrawal Limit from the prior Contract Anniversary (or the Withdrawal Start Date if this is the first Contract Anniversary after the Withdrawal Start Date), and reduce it for each Excess Withdrawal taken during the prior Contract Year, as discussed in “Excess Withdrawals” earlier in this section.

We may then also increase your adjusted Permitted Withdrawal Limit to equal the result of your Designated Account Value determined at the end of the prior Business Day, multiplied by the greater of:

a)	the withdrawal percentage established on the prior Contract Anniversary (or the Withdrawal Start Date if this is the first Contract Anniversary after the Withdrawal Start Date), or

b)	the withdrawal percentage based on the current treasury rate that is in effect on the Contract Anniversary.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

If we increase your Permitted Withdrawal Limit, we also change your Benefit Base to equal your Designated Account Value determined at the end of the prior Business Day. This may increase or decrease your Benefit Base, which may also change the Quarterly Charge amount.

NOTE: Annual increases to the Permitted Withdrawal Limit are not available once the older Covered Person reaches age 91, on or after the Annuity Date, or on or after the Benefit Determination Date.

CANCELLING A PERMITTED WITHDRAWAL OR AN EXCESS WITHDRAWAL

You can cancel a Permitted Withdrawal or an Excess Withdrawal by adding at least as much money to your Designated Account as you previously withdrew, no later than the tenth day after taking the withdrawal or the next Business Day if the tenth day is not a Business Day. To cancel the withdrawal, you must allocate this money according to the Program Rules. We consider any amount that you deposit that is greater than the amount you withdrew, to be an additional Investment. If you deposit less than the amount you withdrew, we only cancel the part of the withdrawal that is equal to the amount you deposited. If we cancel all or part of a prior withdrawal, we go back to the Business Day of the prior withdrawal and recalculate all the Contract’s values, including the guaranteed values, from that day to the present.

ADMINISTRATION OF WITHDRAWALS

The Selling Firm administers your requests for withdrawals and pays you all amounts you withdraw from your Designated Account.

9.	RECEIVING LIFETIME RETIREMENT INCOME

The Contract provides an insurance guarantee to pay you lifetime retirement income called the Monthly Benefit when you deplete your Designated Account assets. We pay you the Monthly Benefit for the lifetime of the Covered Person(s). Upon your request, we may instead pay the Monthly Benefit directly to your Designated Account.

WHEN THE DESIGNATED ACCOUNT VALUE FALLS BELOW THE REQUIRED MINIMUM

We require your Designated Account Value to fall below the Required Minimum before we begin paying you the Monthly Benefit. The Required Minimum is the greater of $5,000 or the current Permitted Withdrawal Limit. If your Designated Account Value falls below the Required Minimum before the Maturity Date, we send notice to both you and the Selling Firm. You then have a ten-day Benefit Grace Period to decide whether or not you want to receive the Monthly Benefit. The Benefit Grace Period ends on the tenth day after the date of notice, or the next Business Day if the tenth day is not a Business Day. We call the last day of the Benefit Grace Period the Benefit Determination Date.

To delay the calculation of the Monthly Benefit, you must do one of the following before the Benefit Determination Date.

•
If your Designated Account Value falls below the Required Minimum because of a Permitted Withdrawal or Excess Withdrawal, you can delay the Monthly Benefit by cancelling the withdrawal, as discussed in section 8, Accessing Your Designated Account – Cancelling a Permitted Withdrawal or an Excess Withdrawal.

•	Make an additional Investment.

If you do not want the Monthly Benefit, you must do one of the following before the Benefit Determination Date.

•	Withdraw your total Designated Account Value, which ends your Contract.

•	Request Fixed Annuity Payments.

If you take no action during the Benefit Grace Period, the Selling Firm will liquidate your Designated Account assets and send the money to us as the Final Premium. The Final Premium does not earn any interest or participate in any market returns after we receive it. On the Benefit Determination Date, we calculate the Monthly Benefit amount and determine when we begin paying this amount to you (the Monthly Benefit Start Date). To receive the Monthly Benefit, your Contract must be in effect, at least one Covered Person must be alive and he/she has to have a beneficial interest in the Designated Account, as discussed in section 4, Ownership – The Covered Person(s).

NOTE: It is possible for your Designated Account Value to fall below the Required Minimum, even if you never take any Permitted Withdrawals. This could occur due to negative mutual fund performance, deduction of the Total Contract Charge, and/or Excess Withdrawals.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

NOTE:  When Designated Account assets are liquidated for the Final Premium, any gains are subject to federal and state income taxes. If your Monthly Benefit is not adequate or sufficiently timely to cover these taxes when they are due, you may have to use other resources to pay these taxes.

NOTE:  Whether or not you receive the Monthly Benefit after the Benefit Grace Period depends on your actions, not your Designated Account Value. If your Designated Account Value is greater than the Required Minimum on the Benefit Determination Date, but you took no action to delay or prevent the Monthly Benefit during the Benefit Grace Period, we begin paying the Monthly Benefit to you on the Monthly Benefit Start Date.

THE MONTHLY BENEFIT AND MONTHLY BENEFIT START DATE

The following applies if the younger Covered Person has reached the Exercise Age by the Benefit Determination Date. For information on what occurs if the younger Covered Person has not reached the Exercise Age by the Benefit Determination Date, please see the discussion next in this section.

On the Benefit Determination Date, we calculate the Monthly Benefit as follows.

•
If the Withdrawal Start Date has occurred, the Monthly Benefit is equal to your Benefit Base at the end of the prior Business Day multiplied by the withdrawal percentage we used to determine your Permitted Withdrawal Limit on the most recent Contract Anniversary, divided by 12. If you do not take any Excess Withdrawals during the Contract Year before the Benefit Determination Date, your total annual Monthly Benefit is equal to your Permitted Withdrawal Limit on the most recent Contract Anniversary.

•
If the Withdrawal Start Date has not occurred, the Monthly Benefit is equal to your Benefit Base at the end of the prior Business Day multiplied by the current withdrawal percentage (see the Withdrawal Limit Percentage Table), divided by 12. For more information see section 8, Accessing Your Designated Account – Permitted Withdrawal Overview.)

Your Monthly Benefit does not change after the Benefit Determination Date.

The Monthly Benefit Start Date is the first day we pay the Monthly Benefit. If the Withdrawal Start Date has not occurred, the Monthly Benefit Start Date is the Business Day immediately after the Benefit Determination Date.

If the Withdrawal Start Date has occurred, we determine the Monthly Benefit Start Date as follows. If your total Permitted Withdrawal Limit from the prior Contract Anniversary is less than the total Permitted Withdrawals and/or Excess Withdrawals taken during the current Contract Year, then the Monthly Benefit Start Date is the next Contract Anniversary. Otherwise, we calculate the number of Monthly Benefits you are entitled to for the remainder of this Contract Year:

(PWL – TPW) ÷ MB

Where:

PWL	=	Permitted Withdrawal Limit from the prior Contract Anniversary.

TPW	=	Total Permitted Withdrawals and/or Excess Withdrawals taken during the current Contract Year.

MB	=	The Monthly Benefit determined on the Benefit Determination Date.

Next, we round this up to the next whole number. However, we may then decrease this number to align with the actual number of months left in the Contract Year. For example, if you are entitled to receive six payments of the Monthly Benefit, but there are only five full months left in the Contract Year, you only receive five payments.

We determine the month we begin paying the Monthly Benefit by counting backwards from the next Contract Anniversary by the number of Monthly Benefits for the remainder of the Contract Year. The Monthly Benefit Start Date occurs on the same day of the month as the Contract Date. If that day is not a Business Day, or if that day does not exist in that month (for example, the 30th of February), the Monthly Benefit Start Date occurs on the next Business Day.

If the last surviving Covered Person dies on or after the Benefit Determination Date, we pay the Beneficiary the Final Premium minus the total Monthly Benefits paid to date.

NOTE: There may be a delay of up to 11 months between the Benefit Determination Date and the Monthly Benefit Start Date, depending on the withdrawals you took during the Contract Year. For example, if you took 1/12th of the Permitted Withdrawal Limit each month, there would be a delay of up to one month between the Benefit Determination Date and the Monthly Benefit Start Date.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

NOTE: If all Covered Persons die during the delay between the Benefit Determination Date and the Monthly Benefit Start Date, we do not pay the Monthly Benefit, but your Beneficiary would receive the Final Premium.

IF THE YOUNGER COVERED PERSON HAS NOT REACHED THE EXERCISE AGE ON THE BENEFIT DETERMINATION DATE

If the younger Covered Person has not reached the Exercise Age on the Benefit Determination Date, we do not determine the Monthly Benefit until the Monthly Benefit Start Date. In this situation, the Monthly Benefit Start Date is the monthly anniversary that occurs on or after the younger Covered Person reaches the Exercise Age. The monthly anniversary is the same day of the month as the Contract Date, or the next Business Day if that day is not a Business Day or if that day does not exist in that month (for example, February 30th).

On the Monthly Benefit Start Date, the Monthly Benefit is equal to your Benefit Base at the end of the last Business Day before the Benefit Determination Date, multiplied by the withdrawal percentage that was in effect on the Benefit Determination Date, divided by 12. For information on the withdrawal percentage, see section 8, Accessing Your Designated Account – Permitted Withdrawal Overview.

10.	OPTIONAL FIXED ANNUITY

At any time before the Benefit Determination Date or before the Maturity Date, you may request Fixed Annuity Payments by sending us Notice. To receive Fixed Annuity Payments you must close your Designated Account (and therefore, your investment advisory agreement with your Selling Firm) by liquidating all of your Designated Account assets, and sending the proceeds along with a properly completed election form to our Customer Service Center. Fixed Annuity Payments begin on the Annuity Date. On the Annuity Date you can add a joint Annuitant to the Contract if he/she is a joint Covered Person. Under the Optional Fixed Annuity, we make periodic Fixed Annuity Payments to you during the lifetime of the Annuitant(s). We offer the following annuity Options.

Option A – Installments for Life
We make Annuity Payments during the life of the Annuitant, and the last payment is the one that is due before the Annuitant’s death. If the Annuitant dies shortly after the Annuity Date, you may receive less than the Designated Account Value on the Annuity Date.

Option B – Joint and Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and the joint Annuitant. Upon the death of one Annuitant, Annuity Payments continue at the same amount during the lifetime of the surviving joint Annuitant. If both Annuitants die shortly after the Annuity Date, you may receive less than the Designated Account Value on the Annuity Date.

We base the Fixed Annuity Payments on your Contract’s interest rate and mortality table or current rates, if higher.

You can receive Fixed Annuity Payments on either a monthly, quarterly, semi-annual, or annual basis. Fixed Annuity Payments must be at least $100 per month. We reserve the right to require that Fixed Annuity Payments be made less frequently than what you select. We send the Fixed Annuity Payments to you, or to the person or entity that you designate. After the Annuity Date, you cannot change the annuity option or the payment frequency.

If your Contract is in effect on the Maturity Date and your Designated Account Value is greater than or equal to the Required Minimum, the Selling Firm will liquidate your Designated Account assets and send the balance to us. However, before the Selling Firm sends the Designated Account Value to us, they must confirm this transfer with you. At that time, if you choose not to allow the transfer, the Contract ends. If you allow the transfer, we make monthly Fixed Annuity Payments under Option A if there is one Covered Person, or Option B if there are joint Covered Persons. In addition, we guarantee that this monthly Fixed Annuity Payment will not be less than the Permitted Withdrawal Limit as of the end of the last Business Day before the Maturity Date, divided by twelve. If the Withdrawal Start Date has not occurred at this time, we calculate the Permitted Withdrawal Limit using the Benefit Base as of the end of the last Business Day before the Maturity Date and current withdrawal percentage on the Maturity Date. On the Maturity Date, if your Designated Account Value is less than the Required Minimum, we contact you to discuss the options available to you.

On the Annuity Date, the Contract provisions that do not apply to our obligations to make Fixed Annuity Payments end.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

NOTE:  When Designated Account assets are liquidated and applied to Fixed Annuity Payments, any gains are subject to federal and state income taxes. If your Designated Account assets are not adequate to cover these taxes when they are due, you may have to use other resources to pay these taxes.

NOTE: If you begin receiving Fixed Annuity Payments, we decrease your Benefit Base to zero and you cannot receive the Monthly Benefit. Fixed Annuity Payments are not the same as the Monthly Benefit. You should consult with your financial professional and tax adviser before requesting Fixed Annuity Payments to determine whether this is appropriate for you.

11.	WHEN THE CONTRACT ENDS

The Contract ends upon the earliest of the following.

•
If you request to end the Contract, you must send us Notice. We then end the Contract on the later of the date you specify in your Notice (or the next Business Day if that day is not a Business Day), or the Business Day we receive and accept your Notice at our Customer Service Center.

•	At the end of the Business Day that you close your Designated Account.

•
If you do not allocate your Designated Account Value according to the established Program Rules, and you do not reallocate it within the allowed allocation correction period after we send you notice, your Contract ends on the tenth day after the date of the notice (or the next Business Day if the tenth day is not a Business Day). For more information, see section 7, Your Designated Account – Not Allocating According to the Program Rules.

•
If the Program Sponsor changes its Program Rules so that they no longer comply with our requirements, or stops offering a program meeting our requirements, and if we cannot come to an agreement and establish new Program Rules, your Contract ends on the date specified in our written notice to you. For more information, see section 2, Risk Factors – If the Program Sponsor’s Program Rules No Longer Meet Our Requirements.

•
If the Program Rules change and you do not reallocate your Designated Account Value to comply with the new rules within 30 days of the date of our notice to you of this change, your Contract ends on the 30h day after the date of the notice (or the next Business Day if the 30th day is not a Business Day).

•
If you do not pay the Quarterly Charge or Total Contract Charge (as applicable), your Contract ends on the 30th day after the Due Date (or the next Business Day if the 30th day is not a Business Day). For more information, see section 6, Charges – Grace Period.

•
If a Covered Person no longer has a beneficial interest in the Designated Account, your Contract ends on the day the beneficial interest ended (or the next Business Day if that day is not a Business Day).

•
If you take an Excess Withdrawal that reduces your Designated Account Value to zero, and you do not cancel the Withdrawal by the tenth day after taking the withdrawal (or the next Business Day if the tenth day is not a Business Day), your Contract ends on the Business Day you took the withdrawal. For more information, see section 8, Accessing Your Designated Account – Cancelling a Permitted Withdrawal or an Excess Withdrawal.

•
If your net Designated Account Investment is greater than $1 million without our prior approval, and you do not withdraw the excess by the 60th day after the date of notice (or the next Business Day if the 60th day is not a Business Day), your Contract ends on that date. For more information, see section 7, Your Designated Account – Additional Investments.

•	At the end of the Business Day that occurs on or immediately before the date of death of the sole Covered Person.

•
If there are joint Covered Persons, the Contract ends at the end of the Business Day that occurs on or immediately before the date of death of the last surviving Covered Person (or the prior Business Day if that day is not a Business Day). However, if a joint Covered Person dies before the Benefit Determination Date or the Annuity Date, and the joint Covered Persons are not recognized as spouses under the Federal Tax Code on the date of death, and if there is no court order or applicable law regarding division of assets upon divorce, your Contract ends as of the date of divorce (or the prior Business Day if that day is not a Business Day).

•	On or after the Annuity Date, the date our last Fixed Annuity Payment obligation is met.
•	On the Maturity Date, if your Designated Account Value is greater than or equal to the Required Minimum and you instruct us not to begin Fixed Annuity Payments, your Contract ends.

NOTE: When your Contract ends, it ends without value, and our obligations to you also end once we settle any over or under payment of estimated Quarterly Charges.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

REINSTATING YOUR CONTRACT IF IT ENDS BECAUSE YOU DID NOT PAY THE CONTRACT CHARGES

If your Contract ends because you did not pay the Quarterly Charge or Total Contract Charge (as applicable), you have a one-time right to reinstate your Contract within 90 days of the day your Contract ends (the reinstatement date). You can request to have your Contract reinstated by sending us notice.

On the Business Day we reinstate your Contract:

•	We set the insurance charge equal to the current insurance charge, which may have increased or decreased since your Contract ended.

•	We set the Maximum Anniversary Value (if applicable) to equal your Designated Account Value at the end of the prior Business Day.

•	We reset the Benefit Base equal to this Maximum Anniversary Value.

•	If the Withdrawal Start Date had occurred, we cancel it and the prior Permitted Withdrawal Limit. You may again request to begin Permitted Withdrawals after the reinstatement date.

NOTE: Your Designated Account Value at the end of the Business Day on the reinstatement date may be more or less than what your Benefit Base and Maximum Anniversary Value (if applicable) were at the time your Contract ended. Upon reinstatement, any increase in your Benefit Base also increases the amount of the Quarterly Charge.

RIGHT TO APPLY FOR A NEW CONTRACT

If your Contract ends for any reason, we generally reject an application from you for a new Contract for at least 24 months. Any subsequent application is subject to the availability of insurance for a new Contract and our underwriting rules in effect at that time. In addition, we do not intend to transfer any investment you had in the previous Contract to any new Contract we may issue as a result of a subsequent application. For more information, see section 12, Taxes.

12.	TAXES

The following is a general discussion based on our understanding of current federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving your Designated Account assets except insofar as the Contract itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of a Contract. Estate and inheritance tax consequences depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax adviser regarding the potential tax implications of a Contract in light of your particular circumstances.

[TO BE ADDED UPON AMENDMENT]

13.	OTHER INFORMATION

ERROR OR INCORRECT INFORMATION

Errors (whether by the Program Sponsor, Selling Firm, an administrator, or us) in any information regarding the Contract that are required to be provided to us or delays in updating such information, void any Contract that would otherwise have been in effect. When an error is found or information is updated, we reserve the right to adjust the following as needed for any Contract based on the correct information: the insurance charge, administrative charge, contract maintenance charge, Benefit Base, Maximum Anniversary Value, Permitted Withdrawal Limit, Withdrawal Limit Percentage Table, Maturity Date, Monthly Benefit, and/or Fixed Annuity Payments.

AGE OR GENDER

We may require proof of the Covered Person(s) gender and age at any time. After the Benefit Determination Date or Annuity Date, we may require proof that the Covered Person(s) are still living.

If the age or gender of a Covered Person is misstated, we adjust the following to reflect the correct age or gender (as applicable):  the insurance charge, Benefit Base, Maximum Anniversary Value, Permitted Withdrawal Limit, Withdrawal Limit Percentage Table, Maturity Date, Monthly Benefit, and/or Fixed Annuity Payments. We correct any change to the amounts payable by us to you as follows:

•	If there is any underpayment, we pay this amount to you in one sum.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

•	If there is an overpayment, we deduct this amount from the next payment (or payments, as needed).

If, due to a misstatement of age, we issue your Contract after the older Covered Person has reached age 81, we void your Contract and return the Total Contract Charges paid.

ANNUAL REPORTS

We send you a report at the end of each calendar year. The report includes your Benefit Base value and any other information that the insurance supervisory official of the jurisdiction in which your Contract is issued may currently require.

NO DIVIDENDS ARE PAYABLE

The Contract does not participate in our profits or surplus, and no dividends are payable.

CHANGES TO THE CONTRACT

Any changes to the Contract must be signed by our President and our Secretary.

AMENDMENTS

We reserve the right to amend your Contract in order to comply with changes in applicable law, or to retain the qualification of the Contract for treatment as an annuity under state and/or federal law, including the following.

•	The Federal Tax Code.

•	Treasury regulations under the Federal Tax Code.

•	Internal Revenue Service Rulings.

•	Any requirements imposed by the Internal Revenue Service.

Endorsements, amendments or riders we add to comply with applicable tax law do not require your consent, but are subject to regulatory approval. Any such changes apply uniformly to all Contracts that are affected. We will give you written notice of any such changes.

In all events, notwithstanding any other provision of your Contract, we interpret and administer the Contract in accordance with the Federal Tax Code.

SENDING NOTICE TO US

Whenever Notice is required, please deliver it to us at our Customer Service Center. The Notice must be in a form acceptable to us. The address of our Customer Service Center is: 5701 Golden Hills Drive, Minneapolis, MN 55416. Please include your Contract number in all correspondence.

CONFORMITY WITH LAW

If any provision of the Contract is contrary to any applicable law, the provision is automatically considered to be amended to conform to this law.

14.	INFORMATION ON ALLIANZ LIFE

Allianz Life is a stock life insurance company organized under the laws of the state of Minnesota in 1896. Our address is 5701 Golden Hills Drive, Minneapolis, MN 55416. We offer fixed and variable annuities and individual life insurance. We are licensed to do direct business in 49 states and the District of Columbia. We are a subsidiary of Allianz SE, a provider of integrated financial services.

Allianz Life hereby relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

EXECUTIVE OFFICERS AND DIRECTORS

[TO BE ADDED UPON AMENDMENT]

EXECUTIVE COMPENSATION

[TO BE ADDED UPON AMENDMENT]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are an indirect wholly owned subsidiary of Allianz SE. Allianz SE’s principal executive offices are located at Königinstrasse 28, 80802 Munich, Germany. As of [DATE TO BE ADDED UPON AMENDMENT], 2010, the directors and executive officers of Allianz Life held less than 1% of Allianz SE’s ordinary shares issued and outstanding.

We are not aware of any arrangements that may at a later date result in a change in control of Allianz Life.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

We are a wholly owned subsidiary of Allianz of America, Inc., which in turn is a wholly owned subsidiary of Allianz SE.

Based on the information available to our General Counsel’s Office and to the Board, there have been no transactions between us and any related party since [DATE TO BE ADDED UPON AMENDMENT], 2010, nor are any currently proposed, for which disclosure is required under the Commission rules.

15.	SELECTED FINANCIAL DATA

[TO BE ADDED UPON AMENDMENT]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (FOR THE 12 MONTH PERIOD ENDING DECEMBER 31, 2010)

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes to those statements included in this prospectus. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors, as described in “Risk Factors” and elsewhere in this prospectus, that could cause our actual growth, results of operations, performance, financial position and business prospects and opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements. See “Forward-Looking Statements.”

[TO BE ADDED UPON AMENDMENT]

16.	LEGAL MATTERS

We, like other life insurance companies, from time to time are involved in legal proceedings of various kinds, including regulatory proceedings and individual and class action lawsuits. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any such proceedings cannot be predicted with certainty, we believe that, at the present time, there are no pending or threatened legal proceedings to which we or Allianz Financial is a party that are reasonably likely to materially affect the our ability to meet our obligations under the Contracts, or Allianz Financial’s ability to perform its obligations.

17.	DISTRIBUTION OF THE CONTRACT

Allianz Life Financial Services, LLC (Allianz Life Financial), a wholly owned subsidiary of Allianz Life Insurance Company of North America, serves as principal underwriter for the Contracts. Allianz Life Financial is a limited liability company organized in Minnesota, and is located at 5701 Golden Hills Drive, Minneapolis, MN 55416. Allianz Life Financial is registered as a broker/dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). Allianz Life Financial is not a member of Securities Investors Protection Corporation. More information about Allianz Life Financial is available at http://www.finra.org or by calling 1-800-289-9999. You also can obtain an investor brochure from FINRA describing its Public Disclosure Program.

We have entered into a distribution agreement with Allianz Life Financial for the distribution of the Contracts. Allianz Life Financial also may perform various administrative services on our behalf.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

We may fund Allianz Life Financial’s operating and other expenses, including: overhead; legal and accounting fees; Financial Professional training; compensation for the Allianz Life Financial management team; and other expenses associated with the Contracts.

In the future, a broker-dealer subsidiary of our affiliate PIMCO may act as a distributor of the Contracts.

Allianz Life Financial does not itself sell the Contracts on a retail basis. Rather, Allianz Life Financial enters into selling agreements with other broker/dealers registered under the 1934 Act (selling firms) for the sale of the Contracts. These selling firms include third party broker/dealers and Questar Capital Corporation, an affiliated broker/dealer. We do not pay sales commissions to the selling firms or their Financial Professionals.

[OTHER INFORMATION TO BE ADDED UPON AMENDMENT]

18.	ANNUAL STATEMENTS

We send you a report at the end of each calendar year. The report includes the value of your Benefit Base, as well as any other any information that the insurance supervisory official of the jurisdiction in which your Contract is delivered may currently require. For more information, please contact your financial professional or call us at (800) 624-0197.

19.	EXPERTS

The financial statements of Allianz Life in this prospectus as of and for the periods ending December 31, 2010 have been audited by KPMG LLP, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

Stewart D. Gregg, Senior Securities Counsel of Allianz Life, has provided legal advice on certain matters in connection with the issuance of the Contracts.

20.	FINANCIAL STATEMENTS

The audited financial statements of Allianz Life included herein should be considered only as bearing upon our ability to meet its obligations under the Contract.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

APPENDIX A: CALCULATING THE VALUES AVAILABLE UNDER THE CONTRACT

[TO BE ADDED UPON AMENDMENT]

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]
Appendix A

GLOSSARY

Annuitant – The individual upon whose life we base the Fixed Annuity Payments. Subject to our approval, the Owner designates the Annuitant, and can add a joint Annuitant on the Annuity Date.

Annuity Date – The date we begin making Fixed Annuity Payments to you from the Contract.

Beneficiary – The person(s) or entity you designate to receive any Final Premium.

Benefit Base – The amount we use to calculate your Permitted Withdrawal Limit and your Monthly Benefit.

Benefit Determination Date – While the Benefit Base is greater than zero, this is the Business Day that occurs on or immediately after the day the Benefit Grace Period expires.

Benefit Grace Period – The ten day period beginning on the date we send you and the Selling Firm notice that the Designated Account Value is less than the Required Minimum.

Business Day – Each day that the Program Sponsor is open for business, we are open for business, and the New York Stock Exchange is open for trading. Allianz Life is open for business on each day that the New York Stock Exchange is open. Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.

Contract – The form issued to the Owner, which provides the Owner’s benefits and rights under the Contract.

Contract Anniversary – A twelve-month anniversary of the Contract Date or any subsequent twelve-month Contract Anniversary.

Contract Date – The date shown on the Contract that starts the first Contract Year. Contract Anniversaries and Contract Years are measured from the Contract Date.

Contract Year – Any period of twelve months beginning on the Contract Date or a subsequent Contract Anniversary.

Covered Person(s) – The person(s) upon whose age we base availability of the Contract and when Permitted Withdrawals can begin.

Customer Service Center – Our administrative offices, located at 5701 Golden Hills Drive, Minneapolis, MN 55416.

Designated Account – Your investment account with the Selling Firm.

Designated Account Value – The value of your Designated Account assets. The Designated Account Value reflects the deduction of the Total Contract Charge.

Due Date – The Business Day we calculate and deduct the Total Contract Charge each quarter before the Benefit Determination Date or Annuity Date.

Excess Withdrawal – The amount of any withdrawal you take from the Designated Account that, when added to other Designated Account withdrawals taken during the Contract Year, is greater than your Permitted Withdrawal Limit. All withdrawals you take before the Withdrawal Start Date are Excess Withdrawals. Excess Withdrawals do not include amounts withdrawn to pay Total Contract Charges.

Exercise Age – The age at which Permitted Withdrawals can begin.

Federal Tax Code – The Internal Revenue Code of 1986, as amended.

Final Premium – The Designated Account Value determined at the end of the Benefit Determination Date that the Selling Firm sends to us before we begin paying the Monthly Benefit.

Fixed Annuity Payments – Payments made by us to you under the Optional Fixed Annuity.

Investment – The initial Investment is the money in your Designated Account on the Contract Date. An additional Investment is the money you add to your Designated Account after the Contract Date.

Maturity Date – The Business Day the Contract ends if the Annuitant reaches age 95, the Designated Account Value is greater than or equal to the Required Minimum, and you choose not to begin Fixed Annuity Payments.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]
Glossary

Maximum Anniversary Value – A value we use to calculate your Benefit Base.

Monthly Benefit – The lifetime monthly income payment we pay to you.

Monthly Benefit Start Date – The Business Day we begin paying the Monthly Benefit.

Non-Qualified Contract – A Contract on which the Designated Account is not connected with an Individual Retirement Account or other retirement plan that receives favorable tax treatment under Sections 401, 408, 408A, or 457 of the Federal Tax Code.

Notice – Receipt at our Customer Service Center of a written request in a form that is satisfactory to us.

Optional Fixed Annuity – A feature available under this Contract that provides Fixed Annuity Payments.

Owner – “You,” “your” and “yours.” The person(s) or entity designated at Contract issue and named in the Contract who may exercise all rights granted by the Contract.

Permitted Withdrawal – On or after the Withdrawal Start Date, this is the amount of any Designated Account Value you withdraw that, when added to other Designated Account withdrawals taken during the Contract Year, is less than or equal to your Permitted Withdrawal Limit. Permitted Withdrawals do not include amounts withdrawn to pay Total Contract Charges.

Permitted Withdrawal Limit – On or after the Withdrawal Start Date, this is the maximum you can withdraw from your Designated Account each Contract Year without reducing or eliminating the Monthly Benefit. Before the Withdrawal Start Date, the Permitted Withdrawal Limit is zero.

Program Rules – The restrictions that govern how you can allocate your Investments so that we can provide the Contract’s guarantees.

Program Sponsor – The entity with which we establish the Designated Account’s Program Rules.

Qualified Contract – A Contract for which the Designated Account is an Individual Retirement Account or other retirement plan that receives favorable tax treatment under Sections 401, 408, 408A or 457 of the Federal Tax Code.

Quarterly Charge – The insurance and administrative charges that we assess quarterly.

Required Minimum – The greater of $5,000 or the Permitted Withdrawal Limit. When the Designated Account Value falls below this amount, the Benefit Grace Period begins.

Selling Firm – The financial institution through which you purchase a Contract and with which you have the Designated Account.

Tax Qualified Designated Account – A Designated Account that is an Individual Retirement Account or other retirement plan that receives favorable tax treatment under Sections 401, 408, 408A or 457 of the Federal Tax Code.

Total Contract Charge – The Quarterly Charge plus any applicable contract maintenance charge.

Withdrawal Start Date – The Business Day we receive your Notice to begin Permitted Withdrawals and you lock in the initial annual withdrawal percentage based on the current treasury rate, which is the Ten-year U.S. Constant Maturity Treasury rate.

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]
Glossary

The Selling Firm will deliver the prospectus to the Owner. You can review and copy information about us or the prospectus at the Commission’s Public Reference Room in Washington, D.C. You may obtain information about the operation of the Public Reference Room by calling (202) 551-8090.

The Commission also maintains a website (http://www.sec.gov). The prospectus and other information about the Contract are available on the EDGAR database on the Commission’s website. If you do not have access to the website, you can get copies of information from the website upon payment of a duplication fee by writing to:

Public Reference Section of the Commission

100 F Street, NE

Washington, DC 20549

You can contact us at:

Allianz Life Insurance Company of North America

5701 Golden Hills Drive

Minneapolis, MN 55416

(800) 624-0197

The Allianz [Name to be added upon amendment] Annuity Prospectus [_______, 2010]

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission Registration Fee    $   713.00
                                                                                                        --------------

    Estimated Printing and Filing Costs:                                     $  xxxxxx*
                                                                                                        --------------

    Estimated Accounting Fees:                                                   $  xxxxxxx*
                                                                                                         ---------------

    Estimated Legal Fees:                                                               $  xxxxxxx*
                                                                                                         ---------------

    Estimated Miscellaneous Fees:                                               $  xxxxxxx*
                                                                                                         ---------------

     * To be added upon amendment

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Bylaws of the Insurance Company provide:
ARTICLE XI. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
SECTION 1. RIGHT TO INDEMNIFICATION:
(a)
Subject to the conditions of this Article and any conditions or limitations imposed by applicable law, the Corporation shall indemnify any employee, director or officer of the Corporation (an "Indemnified Person") who was, is, or in the sole opinion of the Corporation, may reasonably become a party to or otherwise involved in any Proceeding by reason of the fact that such Indemnified Person is or was:

	(i)	a director of the Corporation; or
	(ii)	acting in the course and scope of his or her duties as an officer or employee of the Corporation; or
	(iii)	rendering Professional Services at the request of and for the benefit of the Corporation; or
(iv)
serving at the request of the Corporation as an officer, director, fiduciary or member of another corporation, association, committee, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Outside Organization").

(b)	Notwithstanding the foregoing, no officer, director or employee shall be indemnified pursuant to these bylaws under the following circumstances:
	(i)	in connection with a Proceeding initiated by such person, in his or her own personal capacity, unless such initiation was authorized by the Board of Directors;
	(ii)	if a court of competent jurisdiction finally determines that any indemnification hereunder is unlawful;
	(iii)	for acts or omissions involving intentional misconduct or knowing and culpable violation of law;
(iv)
for acts or omissions that the Indemnified Person believes to be contrary to the best interests of the Corporation or its shareholders or that involve the absence of good faith on the part of the Indemnified Person;

	(v)	for any transaction for which the Indemnified Person derived an improper personal benefit;
(vi)
for acts or omissions that show a reckless disregard for the Indemnified Person's duty to the Corporation or its shareholders in circumstances in which the Indemnified Person was aware or should have been aware, in the ordinary course of performing the Indemnified Person's duties, of the risk of serious injury to the Corporation or its shareholders;

	(vii)	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Indemnified Person's duties to the Corporation or its shareholders;
	(viii)	in circumstances where indemnification is prohibited by applicable law;
(ix)
in the case of service as an officer, director, fiduciary or member of an Outside Organization, where the Indemnified Person was aware or should have been aware that the conduct in question was outside the scope of the assignment as contemplated by the Corporation.

SECTION 2. SCOPE OF INDEMNIFICATION:
(a)
Indemnification provided pursuant to Section 1(a)(iv) shall be secondary and subordinate to indemnification or insurance provided to an Indemnified Person by an Outside Organization or other source, if any.

(b)
Indemnification shall apply to all reasonable expenses, liability and losses, actually incurred or suffered by an Indemnified Person in connection with a Proceeding, including without limitation, attorneys' fees and any expenses of establishing a right to indemnification or advancement under this article, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and all interest, assessments and other charges paid or payable in connection with or in respect of such expense, liability and loss.

(c)
Such indemnification shall continue as to any Indemnified Person who has ceased to be an employee, director or officer of the Corporation and shall inure to the benefit of his or her heirs, estate, executors and administrators.

SECTION 3. DEFINITIONS:
(a)	"Corporation" for the purpose of Article XI shall mean Allianz Life Insurance Company of North America and all of its subsidiaries.
(b)
"Proceeding" shall mean any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, investigative or otherwise, including actions by or in the right of the Corporation to procure a judgment in its favor.

(c)
"Professional Services" shall mean services rendered pursuant to (i) a professional actuarial designation, (ii) a license to engage in the practice of law issued by a State Bar Institution or (iii) a Certified Public Accountant designation issued by the American Institute of Certified Public Accountants.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted for directors and officers or controlling persons of the Insurance Company pursuant to the foregoing, or otherwise, the Insurance Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Insurance Company of expenses incurred or paid by a director, officer or controlling person of the Insurance Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

       NOT APPLICABLE.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.
    1. (a) Underwriting Agreement*
        (b) Distribution Agreement*
    2. Not applicable
    3. (a) Articles of Incorporation.**
        (b) Bylaws.**
    4. (a) Deferred Fixed Annuity Contract (C1000GA)**
        (b) Contract Schedule Page (CS1000)**
        (c) Maximum Anniversary Value Rider (R1000)**
        (d) Application for Individual Annuity Contract *
    5. Opinion re Legality - not applicable
    8. Opinion re Tax Matters - not applicable
    9. Not applicable
   10. Material Contracts
   11. Not applicable
   12. Not applicable
   15. Not applicable
   16. Not applicable
   21. Not applicable.
   23. (a) Consent of Independent Registered Public Accounting Firm - KPMG*
         (c) Consent of Counsel*
   24. (a) Powers of Attorney**
         (b)Board Resolution**
   25. Not applicable
   26. Not applicable
     *  To be filed by pre-effective amendment
     ** Filed herewith

(b) Financial Statement Schedules

All required financial statement schedules of Allianz Life Insurance Company of North America are included in Part I of this registration statement.

ITEM 17.   UNDERTAKINGS.

The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table  in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   Insofar as indemnification for liability arising under the Securities Act of    1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 12th day of October, 2010.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: /S/ GARY C. BHOJWANI*
       Gary C. Bhojwani
       Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 12, 2010.

Signature	Title
Gary C. Bhojwani* Gary C. Bhojwani	Director, President & Chief Executive Officer
Giulio Terzariol* Giulio Terzariol	Director, Senior Vice President and Chief Financial Officer
Jay S. Ralph* Jay S. Ralph	Director and Chairman of the Board
Dr. Helmut Perlet* Dr. Helmut Perlet	Director
Dr. Brigitte Bovermann* Dr Brigitte Bovermann	Director
Michael P. Sullivan* Michael P. Sullivan	Director
Dale E. Lauer* Dale E. Lauer	Director

     * By Power of Attorney filed as Exhibit 24 to this Registration  Statement.

     BY: /S/ STEWART D. GREGG

         Stewart D. Gregg

         Senior Counsel

FORM S-1

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

INDEX TO EXHIBITS

EXHIBIT

EX-99.A.3.      (a) Articles of Incorporation

                         (b) Bylaws

EX-99.A.4.      (a) Deferred Fixed Annuity Contract (C1000GA)

                         (b) Contract Schedule Page (CS1000)

                         (c) Maximum Anniversary Value Rider (R1000)

EX-99.A.24     (a) Powers of Attorney

                         (b) Board Resolution